Exhibit 10.6

RED LION HOTELS CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

NOTICE OF GRANT

Red Lion Hotels Corporation (“Red Lion”) is pleased to inform you that you, [                                ], have been granted the number of Restricted Stock Units (“ Restricted Stock Units”) indicated below under Red Lion’s 2015 Stock Incentive Plan (the “Plan”) and the terms of this Restricted Stock Unit Agreement (including the Notice of Grant and Appendix A, all of which are the “Agreement”). Subject to the provisions of the Agreement and the Plan, the principal features of this grant are as follows:

Grant Date:	_____________________, 20__
Total Number of Restricted Stock Units:
Scheduled Vesting:	25% of the total Restricted Stock Units vest on each anniversary of the Grant Date. [to be modified if different vesting schedule applies]
Acceptance Deadline:	You must accept this grant of Restricted Stock Units prior to the Acceptance Deadline, which is seven (7) days from the Grant Date.
Except as otherwise provided in the Agreement or by the terms of the Plan, you will not vest in the Restricted Stock Units unless you remain employed by Red Lion or one of its Affiliates through the applicable vesting date.
Your acceptance of this grant either by signature below or by electronic acceptance indicates your understanding that this grant is subject to all of the terms described in this Agreement, including Appendix A, and the Plan. Important additional information on vesting and forfeiture of the Restricted Stock Units covered by this grant is contained in paragraphs 3, 4 and 6 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS OF THIS GRANT.
THIS AGREEMENT MUST BE ACCEPTED BY YOU BY THE ACCEPTANCE DEADLINE, OR THIS GRANT OF RESTRICTED STOCK UNITS WILL AUTOMATICALLY BE CANCELED.

RED LION HOTELS CORPORATION		GRANTEE
By:	______________________________	______________________________
Title:	______________________________

APPENDIX A
TERMS OF RESTRICTED STOCK UNITS
1.Grant. Red Lion hereby grants to you under the Plan the number of Restricted Stock Units indicated in the Notice of Grant, subject to all of the terms in this Agreement and the Plan.
2.    Red Lion’s Obligation to Pay. Unless and until the Restricted Stock Units have vested in the manner set forth in paragraphs 3 or 4, you will have no right to payment of the Restricted Stock Units.
3.    Vesting Schedule. Except as otherwise provided in this paragraph 3 and paragraph 4 of this Agreement, and subject to paragraph 6, the Restricted Stock Units are scheduled to vest in accordance with the vesting schedule shown in the Notice of Grant. Restricted Stock Units scheduled to vest on any date actually will vest only if you remain in Continuous Service with Red Lion or one of its Affiliates through the applicable vesting date, except to the extent otherwise provided in this Agreement, in a written agreement between Red Lion and you or in accordance with the then-applicable written policies of Red Lion.
4.    Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of some or all of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, the Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.
5.    Payment after Vesting. Any Restricted Stock Units that vest while you remain employed by Red Lion or one of its Affiliates in accordance with paragraph 3 will be paid to you (or in the event of your death, to your estate) in shares of Common Stock as soon as administratively practicable following the date of vesting, subject to paragraph 8. Any Restricted Stock Units that continue to vest after you cease to be employed by Red Lion or one of its Affiliates as provided in paragraph 3 or that vest in accordance with paragraph 4 will be paid to you (or in the event of your death, to your estate) in shares of Common Stock in accordance with the provision of such paragraphs, subject to paragraph 8. For each Restricted Stock Unit that vests, you will receive one share of Common Stock.
6.    Forfeiture. Except as expressly provided herein, any Restricted Stock Units that have not vested at the time you cease to be employed by Red Lion or one of its Affiliates will be forfeited and automatically transferred to and reacquired by Red Lion at no cost to Red Lion.
7.    Death. Any distribution or delivery to be made to you under this Agreement will, if you are then deceased, be made to the administrator or executor of your estate. The administrator or executor must furnish Red Lion with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to Red Lion to establish the validity of the transfer and compliance with any applicable laws or regulations.
8.    Withholding of Taxes. Regardless of any action Red Lion or the company that employs you (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Red Lion and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of Restricted Stock Units, including the grant, vesting and lapse of repurchase rights, the subsequent sale of shares of Common Stock and/or the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the grant of Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items. When shares of Common Stock are issued as payment for vested Restricted Stock Units, you will recognize immediate U.S. taxable income if you are a U.S. taxpayer. If you are a non-U.S. taxpayer, you will be subject to applicable taxes in your jurisdiction. Red Lion or the Employer is required to withhold from you an amount that is sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by Red Lion or the Employer with respect to the shares of Common Stock issued to you. Red Lion or the Employer may, in its discretion, meet this withholding requirement in any one or more of the following ways:
(a)    by withholding or selling a portion of the shares that otherwise would be paid out for your vested Restricted Stock Units;
(b)    by withholding the amount necessary to pay the applicable taxes from your paycheck, with no withholding of shares;
(c)    by requiring you to make alternate arrangements to meet the withholding obligation; or
(d)    such other method as Red Lion or the Administrator may elect in compliance with local law.
No payment of shares will be made to you (or your estate) for Restricted Stock Units unless and until satisfactory arrangements (as determined by Red Lion) have been made by you to fulfill Red Lion’s (or the Employer’s) obligation to withhold or collect any income and other taxes with respect to the Restricted Stock Units. By accepting this grant, you expressly consent to and authorize the withholding of Shares and to any additional (or alternative) cash withholding as provided for in this paragraph 8. All income and other taxes related to the Restricted Stock Unit award and any shares delivered in payment thereof are your sole responsibility.
9.    Nature of Grant. In accepting this Award, you acknowledge that: (a) the Plan is established voluntarily by Red Lion, it is discretionary in nature and it may be modified, amended, suspended or terminated by Red Lion at any time, unless otherwise provided in the Plan and this Agreement; (b) the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of such grants even if Restricted Stock Units have been granted repeatedly in the past; (c) all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of Red Lion; (d) you are voluntarily participating in the Plan; (e) the grant of Restricted Stock Units is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Red Lion or the Employer, and which is outside the scope of your employment contract, if any; (f) the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (g) the future value of the shares of Common Stock issuable under this Agreement is unknown and cannot be predicted with certainty.
10.    Address for Notices. Any notice to be given to Red Lion under the terms of this Agreement must be addressed to Red Lion, in care of its General Counsel, 201 W. North River Drive, Suite 100, Spokane, WA 99201, or at such other address as Red Lion may hereafter designate in writing.

11.    Grant is Not Transferable. Except to the limited extent provided in paragraph 7 above, this grant (and the associated rights and privileges) cannot be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any associated right or privilege, or upon any attempted sale under any execution, attachment or similar process, this grant and the associated rights and privileges will immediately become null and void.
12.    Restrictions on Sale of Securities. The shares of Common Stock issued as payment for vested Restricted Stock Units will be registered under the U.S. federal securities laws and will be freely tradable upon receipt. However, your subsequent sale of the shares will be subject to any market blackout-period that may be imposed by Red Lion and must comply with Red Lion’s insider trading policies, and any other applicable securities and other laws.
13.    Delay in Payment. Notwithstanding any other part of this Agreement, any Restricted Stock Unit otherwise payable to you pursuant to this Agreement will not be paid during the six-month period following your termination of employment unless Red Lion determines, in its good faith judgment, that the payment would not cause you to incur an additional tax under Section 409A of the Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder (“Section 409A”). If the payment of any amounts are delayed as a result of the previous sentence, any Restricted Stock Unit otherwise payable to you during the six (6) months following your termination will accrue during such six-month period and will become payable in shares of Common Stock on the date six (6) months and one (1) day following the date of your termination.
14.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
15.    Conditions for Issuance of Certificates for Stock. Any shares of Common Stock deliverable to you may be either previously authorized but unissued shares or issued shares that have been reacquired by Red Lion. Red Lion will not be required to issue any certificate or certificates for shares hereunder prior to fulfillment of all the following conditions: (a) the admission of the shares to listing on all stock exchanges on which the stock is listed; (b) the completion and continued effectiveness of any registration or other qualification of the shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency or any other governmental regulatory body that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of a reasonable period of time following the date of vesting or other scheduled payout of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.
16.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between this Agreement and the Plan, the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.
17.    Captions. Captions used in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

18.    Agreement Severable. In the event that any provision in this Agreement is held invalid or unenforceable, the provision will be severable from, and the invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
19.    Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. You expressly warrant that you are not executing this Agreement in reliance on any promises, representations, or inducements other than those contained in the Agreement.
20.    No Effect on Employment or Service. YOU FURTHER ACKNOWLEDGE THAT NOTHING IN THIS AGREEMENT CONSTITUTES A CONTRACT OF EMPLOYMENT AND THAT EACH OF YOU AND RED LION (INCLUDING ITS SUBSIDIARIES AND AFFILIATES) RESERVES THE RIGHT TO TERMINATE THE EMPLOYMENT OR SERVICE RELATIONSHIP AT ANY TIME AND FOR ANY REASON, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE, WHEREVER ALLOWED BY LOCAL LAWS.
21.    Notice of Governing Law. This grant of Restricted Stock Units is governed by, and will be construed in accordance with, the laws of the State of Washington without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties agree to submit to and consent to the exclusive jurisdiction of the State of Washington and agree that such litigation will be conducted only in the courts of Spokane County, Washington, or the federal courts for the United States for the Eastern District of Washington, and no other courts, where this grans made and/or to be perform